EXHIBIT 99.1

	Investor Contact:	Teri Miller
(954) 308-8216
terilmiller@spherion.com

	Media Contact:	Kip Havel
FOR IMMEDIATE RELEASE		(800) 422-3819
kiphavel@spherion.com

SPHERION ANNOUNCES FIRST QUARTER 2005 FINANCIAL RESULTS

     FORT LAUDERDALE, Fla., April 27, 2005 — Spherion Corporation (NYSE: SFN) today announced financial results for the first quarter ended April 3, 2005.

FINANCIAL HIGHLIGHTS

•	First quarter 2005 revenues were $505.5 million compared with $467.2 million in the first quarter of 2004, an increase of 8.2%.

•	Net loss for the first quarter of 2005 was ($1.2) million or ($0.02) per share, compared with ($8.1) million or ($0.13) per share in the first quarter of 2004.

•	Earnings from continuing operations were $1.0 million or $0.02 per share in the first quarter 2005. This compares with a loss of ($4.2) million or ($0.07) per share in the first quarter of 2004.

•	Adjusted earnings from continuing operations, which excludes restructuring and other charges in both periods, were $2.1 million or $0.03 per diluted share for the first quarter of 2005 and $1.6 million or $0.03 per share in the first quarter of 2004.

     Spherion President and Chief Executive Officer Roy Krause commented, “Our year over year growth trends, although a bit slower than recent quarters, were consistent with the North American market. Revenue growth in key customer segments, coupled with gross profit margin improvement is indicative of good progress on key 2005 business initiatives.”

     Krause continued, “In addition to solid growth and gross profit margin improvements, we spent considerable effort on operational effectiveness and business process improvements as evidenced by operating cash flow of over $20 million for the first quarter driven primarily by a three-day reduction in our DSO from December.”

OPERATING PERFORMANCE

     Staffing Services first quarter revenue increased by 7.5% year over year, with continued strength in temporary staffing trends, led by strong growth in clerical temporary staffing. Growth in temporary staffing was partially offset by lower revenues in managed services. Total segment gross profit margins in Staffing

Services were 18.3% in the first quarter of 2005 compared with 19.1% in the first quarter of 2004. Temporary staffing gross profit margins improved year over year due to pricing increases and lower worker’s compensation costs. However, these improvements were offset by comparatively lower revenue and gross profit margin in managed services. Selling, general and administrative costs were approximately flat as a percentage of revenue in the first quarter 2005 compared with the same period in the prior year. Segment operating profit of $3.4 million for the first quarter 2005 or 0.8% of revenue decreased from $6.7 million and 1.8% of revenue in the first quarter of 2004.

     Professional Services revenue growth was 11.1% on a year over year basis in the first quarter 2005, driven by particular strength in finance and accounting temporary staffing. Gross profit margins in the first quarter of 2005 were 30.6%, an increase of 110 basis points compared with the first quarter of 2004, reflecting improved temporary staffing margins and a higher mix of permanent placement revenue. Temporary staffing gross profit margins were higher than the same period last year due primarily to lower employee benefit costs. Selling, general and administrative expenses increased slightly to 27.2% of segment revenue in the first quarter from 27.0% last year reflecting continued investment in sales and recruiting staff in the business. Segment operating profit was $3.5 million or 3.4% of revenue in the first quarter of 2005 compared with $2.3 million or 2.4% in the first quarter of 2004.

OTHER ITEMS

     The Company recorded restructuring charges of approximately $1.9 million for severance related costs to eliminate certain positions following the previously announced termination of a customer contract and other changes within the managed services portion of its Staffing Services segment.

OUTLOOK

     Krause commented, “Based on recent sales trends, which slowed a bit in March and April, the Company currently anticipates revenue for the second quarter of 2005 will be between $480 and $500 million, including the impact of the recently transitioned managed service contract. Earnings from continuing operations are expected to be between $0.01 and $0.05 per share.”

About Spherion

     Spherion Corporation is a leader in the staffing industry in North America, providing value-added staffing, recruiting and workforce solutions. Spherion has helped companies improve their bottom line by efficiently planning, acquiring and optimizing talent since 1946. To learn more, visit www.spherion.com.

     This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. Factors that could cause future results to differ from current expectations include risks associated with: Competition – our business operates in highly competitive markets with low barriers to entry; Economic conditions – a significant economic downturn could result in our clients using fewer temporary employees or the loss or bankruptcy of a significant client could materially adversely affect our business results; Technology investments – our investment in technology initiatives may not yield their intended results; Debt compliance – failure to meet certain covenant requirements under our credit facility could impact part or all of our availability to borrow; Disposition of businesses — the disposition of businesses previously sold, or in the process of being sold, may create future liabilities related to contract indemnifications; Termination provisions — certain contracts contain termination provisions and pricing risks; Tax filings – regulatory challenges to our tax filing positions could result in additional taxes; Corporate strategy – we may not achieve the intended effect of our business strategy; Litigation – we are a defendant in a variety of litigation and other actions from time to time and we may be exposed to employment–related claims and costs; Other — business risks associated with international operations could make those operations more costly; government regulation may increase our costs; failure or inability to perform under customer contracts could result in damage to our reputation and give rise to legal claims; our business is dependent upon the availability of qualified personnel; and managing or integrating any future acquisitions may strain our resources. These and additional factors discussed in this release and in Spherion’s filings with the Securities and Exchange Commission could cause the Company’s actual results to differ materially from any projections contained in this release.

     Spherion Corporation prepares its financial statements in accordance with generally accepted accounting principles (GAAP). Adjusted earnings (loss) from continuing operations is a non-GAAP financial measure, which excludes certain non-operating related charges and gains. Items excluded from the calculation of adjusted earnings (loss) from continuing operations include, but are not limited to, restructuring charges, net of taxes. Adjusted earnings (loss) from continuing operations is a key measure used by management to evaluate its operations. Management does not consider the items excluded to be operating costs/gains and therefore, excludes them from the evaluation of the Company’s operating performance. Adjusted earnings (loss) from continuing operations should not be considered a measure of financial performance in isolation or as an alternative to earnings (loss) from continuing operations or net earnings (loss) as determined in the Statement of Operations in accordance with GAAP, and, as presented, may not be comparable to similarly titled measures of other companies. Items excluded from adjusted earnings (loss) from continuing operations are significant components in understanding and assessing financial performance.

SPHERION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended
	April 3,	March 26,
	2005	2004
Revenues (1)	$505,541	$467,212
Cost of services (2)	400,416	368,325

Gross profit	105,125	98,887

Selling, general and administrative expenses	101,899	95,745
Interest expense	799	1,443
Interest income	(859)	(1,018)
Restructuring and other charges	1,772	8,884

	103,611	105,054

Earnings (loss) from continuing operations before income taxes and discontinued operations	1,514	(6,167)
Income tax (expense) benefit	(545)	1,996

Earnings (loss) from continuing operations before discontinued operations	969	(4,171)

Discontinued operations:
Loss from discontinued operations (3)	(2,765)	(6,425)
Income tax benefit	568	2,464

Loss from discontinued operations	(2,197)	(3,961)

Net loss	$(1,228)	$(8,132)

Earnings (loss) per share-Basic:
Earnings (loss) from continuing operations before discontinued operations	$0.02	$(0.07)
Loss from discontinued operations	(0.04)	(0.07)

	$(0.02)	$(0.13)

Earnings (loss) per share-Diluted:
Earnings (loss) from continuing operations before discontinued operations	$0.02	$(0.07)
Loss from discontinued operations	(0.04)	(0.07)

	$(0.02)	$(0.13)

Weighted average shares used in computation of earnings (loss) per share:
Basic	61,532	60,536
Diluted	62,006	60,536

(1)	Includes sales of all company-owned and licensed offices and royalties on sales of franchised offices.

(2)	Cost of services includes temporary employee wages, employment related taxes such as FICA, federal and state unemployment taxes, medical and other insurance for temporary employees, workers’ compensation, benefits, billable expenses and other direct costs.

(3)	Includes a pre-tax loss on disposal of $488 and $1,942, for the three months ended April 3, 2005 and March 26, 2004, respectively.

SPHERION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited, amounts in thousands, except share data)

	April 3,	December 31,
	2005	2004
Assets
Current Assets:
Cash and cash equivalents	$7,697	$5,154
Receivables, less allowance for doubtful accounts of $6,714 and $7,077	311,274	352,606
Deferred tax asset	20,199	19,263
Income tax receivable	12,441	12,363
Insurance deposit	25,501	26,436
Other current assets	19,590	18,885
Assets of discontinued operations	3,560	4,772

Total current assets	400,262	439,479
Goodwill	48,950	48,757
Property and equipment, net	93,489	97,683
Deferred tax asset	148,865	149,436
Insurance deposit	63,346	66,482
Intangibles and other assets	28,906	28,429

	$783,818	$830,266

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and other accrued expenses	$87,038	$108,308
Accrued salaries, wages and payroll taxes	59,054	62,956
Revolving lines of credit	12,877	32,131
Accrued insurance reserves	34,016	34,135
Accrued income taxes	57,665	57,765
Current portion of long-term debt and other short-term borrowings	11,400	12,398
Accrued restructuring	3,548	2,420
Other current liabilities	8,009	8,050
Liabilities of discontinued operations	1,572	1,488

Total current liabilities	275,179	319,651
Long-term debt, net of current portion	4,344	4,766
Accrued insurance reserves	29,008	28,879
Deferred compensation and other long-term liabilities	31,514	32,678

Total liabilities	340,045	385,974

Stockholders’ Equity:
Preferred stock, par value $.01 per share; authorized, 2,500,000 shares; none issued or outstanding	—	—
Common stock, par value $.01 per share; authorized, 200,000,000; issued 65,341,609 shares	653	653
Treasury stock, at cost, 4,093,356 and 4,238,678 shares, respectively	(38,866)	(40,430)
Additional paid-in capital	847,174	847,806
Accumulated deficit	(367,999)	(366,771)
Accumulated other comprehensive income	2,811	3,034

Total stockholders’ equity	443,773	444,292

	$783,818	$830,266

SPHERION CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(unaudited, amounts in thousands, except per share amounts)

	Management Guidance	Three Months Ended
	Three Months Ended
	July 3, 2005	April 3, 2005	March 26, 2004
Adjusted earnings from continuing operations		$2,103	$1,604

Restructuring and other charges, net of tax benefit of $638 and $3,109, respectively		(1,134)	(5,775)

Earnings (loss) from continuing operations		969	(4,171)

Loss from discontinued operations		(2,197)	(3,961)

Net loss		$(1,228)	$(8,132)

Per share-Diluted amounts:
Adjusted earnings from continuing operations	$0.01 to $0.05	$0.03	$0.03

Restructuring and other charges, net of tax	—	(0.02)	(0.10)

Earnings (loss) from continuing operations	$0.01 to $0.05	0.02	(0.07)

Loss from discontinued operations		(0.04)	(0.07)

Net loss		$(0.02)	$(0.13)

Weighted average shares used in computation of earnings (loss) per share:
Diluted		62,006	60,536

SPHERION CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, dollar amounts in thousands)

	Three Months Ended
	April 3, 2005	March 26, 2004	December 31, 2004
Revenues:
Staffing Services	$402,082	$374,099	$461,430
Professional Services	103,459	93,113	110,408

Segment revenue	$505,541	$467,212	$571,838

Gross profit:
Staffing Services	$73,419	$71,454	$82,065
Professional Services	31,706	27,433	33,848

Segment gross profit	$105,125	$98,887	$115,913

Segment operating profit:
Staffing Services	$3,371	$6,714	$8,701
Professional Services	3,524	2,278	2,809

Segment operating profit	6,895	8,992	11,510

Unallocated corporate costs	(3,551)	(5,673)	(3,565)
Amortization of intangibles	(118)	(177)	(120)
Interest expense	(799)	(1,443)	(1,207)
Interest income	859	1,018	821
Restructuring and other charges	(1,772)	(8,884)	222

Earnings (loss) from continuing operations before income taxes and discontinued operations	$1,514	$(6,167)	$7,661

MEMO:

Gross profit margin:
Staffing Services	18.3%	19.1%	17.8%
Professional Services	30.6%	29.5%	30.7%
Total Spherion	20.8%	21.2%	20.3%

Segment operating profit margin:
Staffing Services	0.8%	1.8%	1.9%
Professional Services	3.4%	2.4%	2.5%
Total Spherion	1.4%	1.9%	2.0%

Supplemental Cash Flow Information:
Operating cash flow	$20,294	$2,438	$5,373
Capital expenditures	$1,190	$4,519	$1,660
Depreciation and amortization	$5,578	$8,511	$6,046
DSO	57	57	60

SPHERION CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION
(unaudited, dollar amounts in thousands)

	Three Months Ended
	April 3, 2005	March 26, 2004	December 31, 2004
Staffing Services

Revenue by Skill:
Clerical	$259,619	$246,616	$284,828
Light Industrial	142,463	127,483	176,602

Segment Revenue	$402,082	$374,099	$461,430

Revenue by Service:
Temporary Staffing	$332,903	$285,711	$388,519
Managed Services	65,035	84,672	69,128
Permanent Placement	4,144	3,716	3,783

Segment Revenue	$402,082	$374,099	$461,430

Gross Profit Margin by Service:
(As % of Applicable Revenue)
Temporary Staffing	16.1%	15.1%	16.5%
Managed Services	24.0%	29.2%	20.8%
Permanent Placement	100.0%	100.0%	100.0%
Total Staffing Services	18.3%	19.1%	17.8%

Professional Services
Revenue by Skill:
Information Technology	$65,593	$63,720	$70,551
Finance & Accounting	24,209	19,844	26,277
Other	13,657	9,549	13,580

Segment Revenue	$103,459	$93,113	$110,408

Revenue by Service:
Temporary Staffing	$93,140	$84,541	$100,460
Permanent Placement	10,319	8,572	9,948

Segment Revenue	$103,459	$93,113	$110,408

Gross Profit Margin by Service:
(As % of Applicable Revenue)
Temporary Staffing	23.0%	22.3%	23.8%
Permanent Placement	100.0%	100.0%	100.0%
Total Professional Services	30.6%	29.5%	30.7%